Geo Point Technologies’ Acquisition Target Granted License to
Sell Petroleum Products from Kazakh Refinery

Awarding of Final License to Produce and Sell Petroleum Products
Enables Sinur Oil to Begin Commercial Activity

Salt Lake City, UT, September 16, 2010 - Geo Point Technologies, Inc. (OTCBB: GNNC), announced that on September 15, 2010, the government of Kazakhstan granted Sinur Oil LLP a “License to Produce and Sell” petroleum products from its refinery in Karatau, southern Kazakhstan.

The license was issued by the Kazakh government after a lengthy process of document submission, quality testing and review by various government departments including the Ministry of Industry and Trade, the Agency for Natural Monopolies and the Ministry of Oil and Gas. Having finally received this license, Sinur Oil can now begin commercial activities, and expects to book its first sales in the coming weeks.

Jeffrey Jensen, President of Geo Point Technologies, Inc., commented, “This is a major milestone for the Company, and a key component of our plan to enter the refining business. With the granting of this license from the Kazakh government to Sinur Oil, Geo Point Technologies can now proceed with the acquisition of Sinur Oil, which we expect to finalize within the next few weeks.”

On May 7, 2010, Geo Point entered into a share exchange agreement to acquire all of the issued and outstanding stock of GSM Oil Holdings Ltd., a limited liability company organized in Cyprus. GSM Oil Holdings is in the process of acquiring Sinur Oil LLP through its wholly owned Dutch subsidiary, GSM Oil B.V.

“Sinur Oil, through its state-of-the-art, green oil refinery in southern Kazakhstan, anticipates benefiting from the strong demand for fuel and petroleum products in Kazakhstan and the central Asia region,” Mr. Jensen continued. “Central Asia has significant oil reserves, but a lack of refining capacity, and this plant will address its growing and underserved demand.”

Using a patented oil refining technology, Sinur Oil has built a near zero emissions “micro” oil refinery, expected to process approximately 2,000 tons of crude oil per month. The refinery uses electromagnetic induction in place of traditional open flame combustion, which results in lower operating pressures and a safer work environment. Sinur Oil has commitments in place, both for the supply of crude and for the sale of its output.

About Geo Point Technologies
Geo Point Technologies Inc. provides geological and earth study services related to: land surveying for new construction; soil testing and environmental risk and impact assessments; and natural resource assessments with an emphasis on oil and gas deposit discovery.  It is also in the process of acquiring an oil micro-refinery in southern Kazakhstan.

This news release may contain “forward-looking” information.  We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements.  These forward looking statements are only predictions and are subject to certain risks, uncertainties and assumptions. Actual results may differ materially from the forward looking statements in this press release. Additional risks and uncertainties are identified and described in the Company's SEC reports. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Contact:
Geo Point Technologies, Inc.
257 E 200 S, Suite 490
Salt Lake City, UT 84111
801.810.4662
investor.relations@geopointtech.com